EXHIBIT 99.1

EXTENDED STAY AMERICA, INC. ANNOUNCES APPOINTMENT OF KAPILA ANAND

TO BOARD OF DIRECTORS

CHARLOTTE, N.C. – July 8, 2016 (BUSINESS WIRE) — Extended Stay America, Inc. (NYSE:STAY) (the “Company”) today announced that Kapila Kapur Anand has been appointed to its Board of Directors as an independent director.

Ms. Anand recently retired from KPMG, where she was a liaison partner with its Audit Committee Institute and served as National Partner-in-Charge, Public Policy Business Initiatives. She also served as KPMG’s segment leader for the Travel, Leisure and Hospitality industry, Chair of the Global Hospitality Network, and as a member of the Global Real Estate Steering Committee. Ms. Anand has served on KPMG LLP Boards in the U.S. and the Americas, the Board of the Franciscan Ministries, and as the chair of both the KPMG Foundation as well as The Chicago Network. She is currently the Lead Director for the WomenCorporateDirectors Education and Development Foundation, serves as the co-chair of the Financial Management Committee of the American Hotel and Lodging Association, and on a variety of non-profit boards including the US Fund for UNICEF. Ms. Anand holds an MBA and a BA from Michigan State University.

Extended Stay America’s President and Chief Executive Officer, Gerry Lopez said, “We are delighted to welcome Kapila Anand to our Board of Directors. Kapila is a nationally renowned industry leader, with over 30 years of experience serving real estate, private equity, gaming and hospitality clients on audit and advisory projects. She will bring a strong independent voice to the Board that will help us further drive shareholder value.”

Forward Looking Statements

This release contains forward-looking statements within the meaning of the federal securities laws. Statements related to, among other things, future performance, as such, may involve known and unknown risks, uncertainties and other factors that may cause actual results or performance to differ from those projected in the forward-looking statements, possibly materially. For a description of factors that may cause actual results or performance to differ from any implied by forward-looking statements, please review the information under the headings “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” included in the combined annual report on Form 10-K of Extended Stay America, Inc. and ESH Hospitality, Inc. (collectively, the “Company”) filed with the SEC on February 23, 2016 and other documents of the Company on file with or furnished to the SEC. Any forward-looking statements made in this release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, the Company, its business or operations. Except as required by law, the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. We caution you that actual outcomes and results may differ materially from what is expressed, implied or forecasted by the Company’s forward-looking statements.

About Extended Stay America

Extended Stay America, Inc., the largest owner/operator of company-branded hotels in North America, owns and operates 629 hotels in the U.S. and Canada comprising approximately 69,400 rooms and employs over 8,500 employees at its hotel properties and headquarters. The Company’s core brand, Extended Stay America®, serves the mid-priced extended stay segment. Visit www.extendedstay.com for more information about the Company and its services.

Contacts
Investors:	Media:
Rob Ballew	Terry Atkins
(980) 345-1546 investorrelations@extendedstay.com	(980) 345-1648 tatkins@extendedstay.com

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